Exhibit 4.6

Classification: Confidential

NOVATION CERTIFICATE

To: THE ROYAL BANK OF SCOTLAND PLC as Agent

From: LLOYDS BANK  PLC and TD BANK EUROPE LTD

Date:   11 December 2019

Vodafone Group Pie U.S.$3,395,000,000 (as increased to U.5.$ 4,090,000,000) Revolving Credit Agreement dated 27 February 2015 (as amended from and /restated from time to time)

We refer to Clause 27 .4 (Procedure for novations).

1. We Lloyds  Bank plc (the “Existing Lender”) and TD Bank Europe  Ltd  (the  “New Lender”) agree to the  Existing Lender and the  New Lender novatlng all the  Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 27.4 (Procedure for novations).

2. The specified date for the purposes of Clause 27.4(c) (Procedure for novations) is  ]?”December 2019.

3. The Facility Office and address for notices of the  New Lender for the purposes of Clause 33.2 (Addresses for notices) are set out in the Schedule.

4. The New Lender confirms that it has given notice to Vodafone of the entry into of this Novation Certificate and has obtained Vodafone’s consent in accordance with Clause 27.2(c)(i)  (Transfers by Lenders).

5. This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed  by English  law.

THE SCHEDULE

Rights and obligations to be novated

Revolving Credit Facility – USD 77,500,000.00

TD BANK EUROPE  LTD

Facility Office Address for notices – existing lender

Classification: Confidential

LLOYDS BANK PLC	TD BANK EUROPE LTD	THE ROYAL BANK OF SCOTLAND PLC

By:	By:
Andrew Williams

Date:	Date: 17/12/19	bate. [7/12z/ /